Exhibit 99.21

                              ASSIGNMENT OF OPTION

     WHEREAS, on June 27, 2003, Samuel C. Johnson, as trustee of the Samuel C. Johnson 1988 Trust Number One (the "Trust"), entered into an option agreement (the "Option Agreement") with his children, including me, S. Curtis Johnson;

     WHEREAS, pursuant to the Option Agreement, I have an option to purchase certain assets from the Trust during the period beginning on May 22, 2004, the date of Samuel C. Johnson's death, and ending on February 22, 2005;

     WHEREAS, pursuant to paragraph 3 of the Option Agreement, I may assign my right to exercise the option granted under the Option Agreement, in whole or in part, to trusts for the benefit of any one or more of Samuel C. Johnson's descendants; and

     WHEREAS, I desire to assign my rights under the Option Agreement in part to each of Johnson Bank, as trustee of the Exempt Family Trust u/a S. Curtis Johnson 1996 Family Trust, and Imogene P. Johnson, as trustee of the Herbert F. Johnson Family Trust dated March 7, 1967.

     NOW, THEREFORE:

     1. I hereby assign, transfer and convey to Johnson Bank, as trustee of the Exempt Family Trust u/a S. Curtis Johnson 1996 Family Trust, my right pursuant to the Option Agreement to purchase 104,500 Class A shares of Johnson Outdoors, Inc., a Wisconsin corporation.

     2. I hereby assign, transfer and convey to Imogene P. Johnson, as trustee of the Herbert F. Johnson Family Trust dated March 7, 1967, my right pursuant to the Option Agreement to purchase the following interests in Johnson Outdoors, Inc., a Wisconsin corporation: 127,489 Class A shares, 6,250 Class B shares and 11,761 Class B voting trust certificates.

     Signed at Racine, Wisconsin, on November 26, 2004.

                                                  /s/ S. Curtis Johnson
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                                                      S. Curtis Johnson